Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the description of our role in the real property valuation process set forth under the heading "June 30, 2020 NAV Per Share" in Supplement No. 5, dated July 17, 2020 to the base prospectus dated April 29, 2019 of Hines Global Income Trust, Inc., being included or incorporated by reference in Hines Global Income Trust, Inc.’s Registration Statement on Form S-11 (No. 333-220046) and the related prospectus and prospectus supplements that are a part thereof.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.
July 17, 2020